Exhibit 99.1

Nektar Therapeutics Reports Financial Results for the Second Quarter of 2016

SAN FRANCISCO, Aug. 3, 2016 /PRNewswire/ — Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the second quarter ended June 30, 2016.

Cash and investments in marketable securities at June 30, 2016 were $274.9 million as compared to $308.9 million at December 31, 2015. This balance includes the $28.0 million payment received from AstraZeneca in April of 2016 for the sublicense of MOVENTIG® (naloxegol) to ProStraken in Europe. The balance does not include the $20 million upfront payment for the licensing of European rights for ONZEALD™ to Daiichi Sankyo Europe, which occurred in Q2 2016.

"We continue to execute on the development and business objectives for Nektar," said Howard W. Robin, President and CEO of Nektar. "Following our licensing agreement with Daiichi Sankyo Europe, the MAA for ONZEALD was accepted by the EMA in July, and with an accelerated assessment review granted by the CHMP, we expect a decision on the recommendation for conditional approval in Q1 2017. Our Phase 3 study of NKTR-181 in patients with chronic low back pain has now completed enrollment and is on track to have topline data in the first quarter of 2017.  Finally, NKTR-214 continues to advance in its Phase 1/2 study in cancer patients at MD Anderson and Yale Cancer Centers, with initial topline data expected before the end of this year. As the first medicine designed to selectively stimulate the in vivo growth of endogenous tumor-killing T cells and natural killer cells within the tumor micro-environment, we are extremely excited about the potential of NKTR-214 to transform the immuno-oncology landscape."

Year-to-date revenue for 2016 was $91.6 million as compared to $131.5 million in the first half of 2015.  Revenue in 2016 included recognition of the $28.0 million cash payment received from AstraZeneca for the sublicense of MOVENTIG® (naloxegol) to ProStrakan (Kyowa Kirin) in Europe.  In addition, product sales, royalty revenue, and non-cash royalty revenue increased in the first half of 2016 compared to the first half of 2015.  Revenue in the first half of 2015 included recognition of $90.0 million of the $100.0 million milestone payment from AstraZeneca following the first commercial sale of MOVANTIK in the U.S. in Q1 2015.  Revenue in the second quarter of 2016 was $32.8 million as compared to $22.7 million in the second quarter of 2015.

Revenue included non-cash royalty revenue, related to our 2012 royalty monetization, of $8.1 million and $14.7 million in the second quarter and first half of 2016, respectively, and $4.7 million and $8.7 million in the second quarter and first half of 2015, respectively. This non-cash royalty revenue is offset by non-cash interest expense incurred in connection with the 2012 royalty monetization of $5.0 million and $10.0 million in the second quarter and first half of 2016, respectively and $5.2 million and $10.2 million in the second quarter and first half of 2015, respectively.

Total operating costs and expenses in the first half of 2016 were $139.5 million as compared to $131.9 million in the first half of 2015.  Total operating costs and expenses in the second quarter of 2016 were $71.1 million as compared to $66.1 million in the second quarter of 2015.  Total operating costs and expenses increased primarily as a result of increased research and development (R&D) expense.

Research and development expense in the second quarter of 2016 was $52.4 million as compared to $45.4 million in the second quarter of 2015.  For the first half of 2016, R&D expense was $101.6 million as compared to $92.4 million in the first half of 2015.  R&D expense was higher in the second quarter and first half of 2016 as compared to the same periods in 2015 primarily due to expenses for the NKTR-181 Phase 3 studies and the initiation of the Phase 1/2 study of NKTR-214.

General and administrative expense was $11.0 million in the second quarter of 2016 as compared to $10.2 million in the second quarter of 2015.  G&A expense in the first half of 2016 was $21.3 million as compared to $20.5 million in the first half of 2015.

Net loss in the second quarter of 2016 was $48.6 million or $0.36 loss per share as compared to $52.7 million or $0.40 loss per share in the second quarter of 2015. Net loss in the first half of 2016 was $68.1 million or $0.50 loss per share as compared to $18.8 million or $0.14 loss per share in the first half of 2015.

The company also announced the following upcoming presentations and events:

Fourth Annual Immuno-Oncology Summit, Boston, MA:

• Oral Abstract: "Of Mice and Men: Translating the Immune Oncology Mechanism of Action of NKTR-214."  Presented by: Jonathan Zavelsky, Ph.D.

o Date: August 31, 2016, 5:15 p.m.  Eastern Time

Second CRI-CIMT-EATI-AACR International Cancer Immunotherapy Conference, New York, NY:

• Abstract/Poster #311: "The CD122-biased immunostimulatory cytokine NKTR-214 combined with checkpoint blockade leads to mobilization of antitumor immunity and synergistic activity", Langowski, J., et al.

o Date: September 26, 2016, 5:15 – 7:45 p.m. Eastern Time

ESMO 2016 Congress, Copenhagen, Denmark:

• Abstract #3048: "Combining Complementary Mechanisms of Immune Activation:  NKTR-214, a Biased IL-2 Pathway Agonist, and Immune Checkpoint Antagonists", Charych, D., et al.

o Date: October 9, 2016, 1:00 – 2:00 p.m. Central European Time

10th Annual Pain and Migraine Therapeutics Conference, Chicago, IL:

• Oral Abstract: "Clinical Development of a Novel Opioid Molecule with Inherent Anti-abuse Properties", Presented by Carlo DiFonzo, Ph.D.

o Date: October 19, 2016, 1:00 – 1:30 p.m. Central Time

Conference Call to Discuss Second Quarter 2016 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today, Wednesday, August 3, 2016.

This press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investor Relations section of the Nektar website: http://www.nektar.com. The web broadcast of the conference call will be available for replay through Tuesday, September 6, 2016.

To access the conference call, follow these instructions:

Dial: (877) 881.2183 (U.S.); (970) 315.0453 (international)

Passcode:51021513 (Nektar Therapeutics is the host)

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, or explained on the conference call, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar

Nektar Therapeutics has a robust R&D pipeline and portfolio of approved partnered medicines in oncology, pain, immunology and other therapeutic areas. In the area of oncology, Nektar is developing NKTR-214, an immuno-stimulatory CD122-biased agonist, that is in Phase 1/2 clinical development for patients with solid tumors. ONZEALD™ (etirinotecan pegol), a long-acting topoisomerase I inhibitor, is being developed for patients with advanced breast cancer and brain metastases and is partnered with Daiichi Sankyo in Europe.  In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for MOVANTIK™ (naloxegol), the first FDA-approved once-daily oral peripherally-acting mu-opioid receptor antagonist (PAMORA) medication for the treatment of opioid-induced constipation (OIC), in adult patients with chronic, non-cancer pain. The product is also approved in the European Union as MOVENTIG® (naloxegol) and is indicated for adult patients with OIC who have had an inadequate response to laxatives. The AstraZeneca agreement also includes NKTR-119, an earlier stage development program that is a co-formulation of MOVANTIK and an opioid. NKTR-181, a wholly owned mu-opioid analgesic molecule for chronic pain conditions, is in Phase 3 development. In hemophilia, Nektar has a collaboration agreement with Baxalta for ADYNOVATE™ [Antihemophilic Factor (Recombinant)], a longer-acting PEGylated Factor VIII therapeutic approved in the U.S. and Japan for patients over 12 with hemophilia A. In anti-infectives, the company has two collaborations with Bayer Healthcare, Cipro Inhale in Phase 3 for non-cystic fibrosis bronchiectasis and Amikacin Inhale in Phase 3 for patients with Gram-negative pneumonia.

Nektar's technology has enabled nine approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including AstraZeneca's MOVANTIK™, Baxalta's ADYNOVATE™, UCB's Cimzia® for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS® for hepatitis C and Amgen's Neulasta® for neutropenia.

Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

MOVANTIK™ is a trademark and MOVENTIG® is a registered trademark of the AstraZeneca group of companies.  ADYNOVATE™ is a trademark of Baxalta Inc.

ONZEALD™ is a trademark of Nektar Therapeutics.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements which can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the timing of the CHMP recommendation for ONZEALD, the timing of the availability of top-line data for the NKTR-181 Phase 3 clinical study, the timing of availability of clinical data for the NKTR-214 Phase 1 study, the therapeutic potential of NKTR-214, and the potential of our technology and drug candidates in our research and development pipeline.  Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) the CHMP has substantial discretion as to whether to grant marketing approval for ONZEALD and the European Medicines Agency's final decisions are difficult to predict and these decisions have significant financial consequences under the terms of our agreement with Daiichi Sankyo Europe, including payment and milestone provisions; (ii) NKTR-214 is in early-stage clinical development and there are substantial risks that can unexpectedly occur for numerous reasons including negative safety and efficacy findings in the ongoing Phase 1 clinical study notwithstanding positive findings in preclinical studies; (iii) our drug candidates and those of our collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval for numerous reasons including negative safety and efficacy findings even after positive findings in previous preclinical and clinical studies; (iv) the timing of the commencement or end of clinical trials and the availability of clinical may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (v) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of applying our technology platform to potential new drug candidates (such as NKTR-181 and NKTR-214) is therefore highly uncertain and unpredictable and one or more research and development programs could fail; (vi) patents may not issue from our patent applications for our drug candidates including NKTR-181 and NKTR-214, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vii) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 4, 2016. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

For Investors:

Jennifer Ruddock of Nektar Therapeutics

415-482-5585

Jodi Sievers of Nektar Therapeutics

415-482-5593

For Media:

Dan Budwick of Pure Communications, Inc.

(973) 271-6085

dan@purecommunicationsinc.com

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2016	December 31, 2015 (1)
ASSETS
Current assets:
Cash and cash equivalents	$55,676	$55,570
Short-term investments	219,178	253,374
Accounts receivable, net	27,777	19,947
Inventory	10,262	11,346
Other current assets	5,427	9,814
Total current assets	318,320	350,051

Property, plant and equipment, net	67,774	71,336
Goodwill	76,501	76,501
Other assets	504	754
Total assets	$463,099	$498,642

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,328	$2,363
Accrued compensation	12,463	5,998
Accrued clinical trial expenses	13,470	8,220
Other accrued expenses	6,919	4,156
Interest payable	4,144	4,198
Capital lease obligations, current portion	3,616	4,756
Liability related to refundable upfront payment	12,500	-
Deferred revenue, current portion	16,015	21,428
Other current liabilities	7,827	10,127
Total current liabilities	79,282	61,246

Senior secured notes, net	242,567	241,699
Capital lease obligations, less current portion	2,756	1,073
Liability related to the sale of future royalties, net	111,590	116,029
Deferred revenue, less current portion	60,135	62,426
Other long-term liabilities	6,020	9,740
Total liabilities	502,350	492,213

Commitments and contingencies

Stockholders' equity (deficit):
Preferred stock	-	-
Common stock	13	13
Capital in excess of par value	1,898,342	1,876,072
Accumulated other comprehensive loss	(2,019)	(2,170)
Accumulated deficit	(1,935,587)	(1,867,486)
Total stockholders' equity (deficit)	(39,251)	6,429
Total liabilities and stockholders' equity (deficit)	$463,099	$498,642

(1) The consolidated balance sheet at December 31, 2015 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share information)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenue:
Product sales	$12,867	$10,968	$26,966	$18,942
Royalty revenue	3,516	745	7,576	870
Non-cash royalty revenue related to sale of future royalties	8,115	4,740	14,650	8,702
License, collaboration and other revenue	8,270	6,208	42,457	102,948
Total revenue	32,768	22,661	91,649	131,462

Operating costs and expenses:
Cost of goods sold	7,708	10,534	16,578	18,978
Research and development	52,350	45,412	101,618	92,423
General and administrative	11,035	10,184	21,262	20,487
Total operating costs and expenses	71,093	66,130	139,458	131,888

Loss from operations	(38,325)	(43,469)	(47,809)	(426)

Non-operating income (expense):
Interest expense	(5,627)	(4,118)	(11,304)	(8,289)
Non-cash interest expense on liability related to sale of future royalties	(4,982)	(5,152)	(10,027)	(10,202)
Interest income and other income (expense), net	458	246	1,333	457
Total non-operating expense, net	(10,151)	(9,024)	(19,998)	(18,034)

Loss before provision for income taxes	(48,476)	(52,493)	(67,807)	(18,460)

Provision for income taxes	127	164	294	377
Net loss	$(48,603)	$(52,657)	$(68,101)	$(18,837)

Basic and diluted net loss per share	$(0.36)	$(0.40)	$(0.50)	$(0.14)

Weighted average shares outstanding used in computing basic and diluted net loss per share	136,350	131,643	136,072	131,502

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(68,101)	$(18,837)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Non-cash royalty revenue related to sale of future royalties	(14,650)	(8,702)
Non-cash interest expense on liability related to sale of future royalties	10,027	10,202
Stock-based compensation	12,627	9,737
Depreciation and amortization	7,634	5,833
Other non-cash transactions	(1,260)	(621)
Changes in operating assets and liabilities:
Accounts receivable, net	(7,830)	(73)
Inventory	1,084	2,828
Other assets	4,637	190
Accounts payable	17	(10)
Accrued compensation	6,465	5,075
Accrued clinical trial expenses	5,250	1,238
Other accrued expenses	2,831	1,859
Interest payable	(54)	-
Liability related to refundable upfront payment	12,500	-
Deferred revenue	(7,704)	(4,434)
Other liabilities	(725)	11,772
Net cash (used in) provided by operating activities	(37,252)	16,057

Cash flows from investing activities:
Purchases of investments	(72,806)	(124,468)
Maturities of investments	107,363	111,001
Sales of investments	-	5,215
Purchases of property, plant and equipment	(3,234)	(4,584)
Net cash provided by (used in) investing activities	31,323	(12,836)

Cash flows from financing activities:
Payment of capital lease obligations	(3,517)	(2,484)
Proceeds from shares issued under equity compensation plans	9,643	7,798
Net cash provided by financing activities	6,126	5,314

Effect of exchange rates on cash and cash equivalents	(91)	(25)
Net increase in cash and cash equivalents	106	8,510
Cash and cash equivalents at beginning of period	55,570	12,365
Cash and cash equivalents at end of period	$55,676	$20,875

Supplemental disclosure of cash flow information:
Cash paid for interest	$10,448	$8,320